Exhibit 16.3

May 11, 2010

Office of the Chief Accountant
Securities and Exchange Commission
100 F. Street N.E.
Washington, DC 20549

We have read the statements made by All American Pet Company, Inc. which we understand will be filed with the Securities and Exchange Commission pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of All American Pet Company, Inc. dated April 24, 2010.

We agree with the statements concerning our Firm pertaining to the Item 4.01 disclosure in such Form 8-K.

Very truly yours,

/S/ Richard Hawkins
Richard Hawkins
R.R. Hawkins & Associates
Los Angeles, California